Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Quantum Corporation of our report dated June 6, 2023, except for the effects of the restatement discussed in Note 14 and Note 15 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2024 Annual Report on Form 10-K, as to which the date is June 28, 2024, and except for the effects of the reverse stock split discussed in Note 1 (not presented herein), as to which date is January 27, 2025, relating to the consolidated financial statements, which appears in Quantum Corporation’s Current Report on Form 8-K dated April 16, 2025. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ ArmaninoLLP
San Ramon, California

April 18, 2025